Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report, before the effects of the retrospective adjustments for the discontinued operations discussed in Note 4 and the retrospective adjustments for the change in the composition of reportable segments discussed in Note 13, dated March 30, 2009 with respect to the consolidated financial statements of Energy Focus, Inc., appearing in the 2009 Annual Report of Energy Focus, Inc. to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the years ended December 31, 2008 and 2007 which are incorporated by reference in this Registration Statement(the 2008 and 2007 financial statements before the effects of the adjustments discussed in Note 4 and Note 13 are not separately incorporated by reference or included elsewhere in this registration statement). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton
Cleveland, Ohio
May 21, 2010